Exhibit 10.4

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY "[***]," HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIALAND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT #1
CONSULTING AGREEMENT

This Amendment #1 to the Consulting Agreement dated October 19, 2020 (this “Amendment”), is entered into and effective September 1, 2022 (“Amendment Effective Date”) by SIGA Technologies, Inc., a Delaware corporation with a principal address at, 31 East 62nd Street New York, NY 10065 (hereinafter “SIGA”), and Tides Group LLC, with a principal address at [***] (hereinafter “Consultant”) (each of SIGA and Consultant, a “Party” and, collectively, the “Parties”).

WHEREAS, SIGA and Consultant entered into a Consulting Agreement, dated October 19, 2020 (“Agreement”); and

THEREFORE, in consideration of the promises and of the mutual covenants, representations and warranties contained in the Agreement and set forth herein, the Parties agree as follows:

1.	The first sentence in Section 3 (Term and Termination) is hereby amended in its entirety to read:

The term of this Agreement shall commence on the Effective Date and continue until the later of (i) four (4) year anniversary of the Effective Date or (ii) the date that work under all Statements of Work issued hereunder has been completed.

2.	The following subsection g. is hereby added in Section 6:

g. Consultant shall notify SIGA promptly but in no case later than forty-eight (48) hours if there is a breach or potential breach that could potentially result in the disclosure of information related to SIGA, including but not limited to, SIGA Confidential Information, accounting information, invoices, etc. Consultant shall at all times cooperate with SIGA, in order to enable SIGA to perform a thorough investigation into the breach or potential breach, to formulate a correct response, and to take suitable further steps including further notifications if appropriate in respect of the breach or potential breach.

3.	A new Section 18 shall be added:

18. Cybersecurity. On an annual basis and upon SIGA’s written request, Consultant will accurately complete and deliver to SIGA a cybersecurity evaluation questionnaire in the form provided by SIGA. The completed questionnaire will be used by SIGA to assess Consultant’s compliance with the requirements of this Agreement and evaluate Consultant’s cybersecurity controls.

NOTWITHSTANDING the above changes, the remainder of the Agreement shall continue to exist and this Amendment is in no way intended to either terminate the Agreement or alter any other clauses contained within the Agreement. Should there be any conflict between this Amendment and the terms and conditions of the Agreement the Parties agree that the terms and conditions of the Amendment shall prevail.

Signatures appear on the following page.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Amendment Effective Date written above.

SIGA TECHNOLOGIES INC.		TIDES GROUP LLC
By:	/s/ Phillip L. Gomez, III	By:	/s/ Evan A. Knisely
Name:	Phil Gomez	Name:	Evan A Knisely
Title:	Chief Executive Officer	Title:	Founder
Date:	September 6, 2022	Date:	September 6, 2022